Exhibit 99.1

Warren Resources Announces the Appointment of Jeff Keeler as Vice President, Project Development

NEW YORK, January 10, 2014 —Warren Resources, Inc. (NASDAQ:WRES) is pleased to announce that Jeffrey R. Keeler has joined the management team at Warren Resources as Vice President, Project Development.

Mr. Keeler has held a number of positions throughout the energy sector.  He served as Managing Director, Mergers and Acquisitions for Iberdrola Renewables, Inc., the global leader in renewable energy, where he led M&A activities in North America from 2007 to 2010 during the rapid growth of the wind energy business.  He also served as Director, Project Development for Iberdrola and its predecessor from 2003 to 2007.  Mr. Keeler held roles with Enron Corp from 1996 to 2001, including director of federal government affairs and head of environmental strategy, where he worked closely with Enron’s pipeline, exploration and production, power generation, and commodity trading businesses.  Most recently, Mr. Keeler was Managing Partner of Liberty Clean Power, an energy investment management firm that he co-founded in 2012.

Mr. Philip A. Epstein, Chairman and Chief Executive Officer of Warren Resources, said: “We are pleased to welcome Jeff to Warren Resources’ management team.  His diverse experience in the energy sector in acquisitions, project development, project finance, strategy, and regulatory affairs will contribute significantly to our efforts to aggressively grow the company.  Jeff has the unique combination of having held leadership roles at some of the world’s largest energy companies, along with having an entrepreneurial, creative approach to building businesses. His approach will be a great asset to Warren as we optimize our businesses, acquire new assets, and enter new markets.”

Jeff Keeler said:  “I am excited to join Warren Resources at a time when the oil and gas industry in the United States presents numerous interesting opportunities. With Warren’s strong and stable oil asset in California and a proved natural gas property in Wyoming, we have the platform to grow the company into a significant industry player.”

About Warren Resources

Warren Resources, Inc. is an independent energy exploration, development and production company that uses advanced technologies to explore, develop and produce domestic on-shore oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially and adversely from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Warren undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT:	Media Contact:
Brian Gelman, 212-697-9660